Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 23, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of Cohen & Steers Select Utility Fund, Inc. and Cohen & Steers REIT and Utility Income Fund, Inc, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 18, 2009